EXHIBIT 99.1

CytRx Completes Sale of Molecular Chaperone Assets to Orphazyme ApS in Deal Worth up to $120 Million

– Potential milestone payments represent substantial return on investment as CytRx executes on monetization strategy to support advancement of oncology programs –

– Completes strategic transformation into dedicated oncology company, with six clinical trials ongoing and an additional clinical trial planned –

– Opportunity to develop molecular chaperone therapy for the treatment of lysosomal storage diseases –

– Copenhagen-based Orphazyme backed by Novo A/S and Sunstone Capital –

LOS ANGELES (May 17, 2011) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company specializing in oncology, today announced that it has sold the worldwide rights to its molecular chaperone assets to privately-held, Copenhagen, Denmark-based Orphazyme ApS. If all of the development and commercialization milestones in the transaction agreement are met, in addition to an up-front payment, CytRx could receive total payments of up to $120 million, in addition to royalties on sales of products developed by Orphazyme from its molecular chaperone technology.  This transaction represents the completion of CytRx’s previously announced, non-dilutive monetization strategy for its non-core assets.

“This could be a game-changing transaction for CytRx with an ultimate potential value that exceeds our current market capitalization,” said President and Chief Executive Officer Steven A. Kriegsman.  “It illustrates our exceptional execution of a strategy to acquire assets and add value, in this case through multiple clinical and preclinical trials, then monetize them to support our focus on oncology.”

Orphazyme was formed in 2009 to develop molecular chaperone therapies to treat rare genetic lysosomal diseases. Orphazyme develops innovative new therapies for the treatment of a family of serious genetic disorders called lysosomal storage diseases.  The company’s strategy is based on pioneering discoveries on the cytoprotective properties of human heat shock proteins, with the aim of developing paradigm-changing treatments for lysosomal storage diseases.

Orphazyme is backed by Novo A/S and Sunstone Capital. Novo A/S, which is wholly owned by the Novo Nordisk Foundation, is an international financial venture fund with offices in Copenhagen, San Francisco and London. Sunstone Capital is a Nordic-based early stage venture capital investor founded by an international team with more than 200 years of combined entrepreneurial, operational and financial experience.

The CytRx molecular chaperone portfolio includes three drug candidates, arimoclomol, iroxanadine and bimoclomol, which are orally administered molecular chaperone amplifiers. The compounds collectively have proven to be safe and well tolerated in more than 680 human subjects tested in 13 Phase 1 and six Phase 2 clinical trials.  By targeting the underlying cause of many diseases, this novel approach has the potential to be developed for a broad variety of indications, including genetic diseases.

Mr. Kriegsman added, “We are delighted to place these important molecular chaperone assets in the hands of the world-class scientists at Orphazyme for further development with the ultimate goal of commercialization.  We are pleased that the management team and Board of Directors of Orphazyme share our vision that molecular chaperones have the potential to improve the lives of patients worldwide.  This transaction provides us with additional resources to focus on our highly promising oncology drug candidates.”

Orphazyme Chief Executive Officer Anders Hinsby, Ph.D., stated, “We are developing paradigm-changing medicines for the treatment of individuals with inherited genetic lysosomal storage diseases for which there are currently no cures.  All of these diseases share a common characteristic in that they originate from a deficiency in the ability of the lysosomes to metabolize macromolecules. We believe that CytRx’s molecular chaperone technology can be used to revert lysosomal pathology through the induction of heat shock proteins, such as HSP70, and thus can be applied to develop new treatments for these diseases.”

CytRx is focused on advancing its oncology portfolio and currently has six clinical trials underway and one additional clinical trial planned with its oncology drug candidates, bafetinib, tamibarotene and INNO-206.  Preliminary data from the Company’s clinical trial of bafetinib in advanced-stage leukemia is expected this quarter.  In pursuing its strategy to monetize non-oncology assets, CytRx recently completed its sale of common stock in RXi Pharmaceuticals (Nasdaq: RXII), successfully raising a total of approximately $17 million from its former RNAi assets.  Additionally, CytRx received 163,000 shares of common stock of ADVENTRX Pharmaceuticals (of which approximately 20% are being held in escrow) in exchange for its 19.1% stake in SynthRx.  If all milestones under that agreement are achieved, CytRx could receive up to 2.9 million additional shares of ADVENTRX.  The last sale price of ADVENTRX (NYSE Amex: ANX) shares on the NYSE Amex on May 13, 2011 was $2.58.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: bafetinib, tamibarotene and INNO-206. The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) and the PROACT Phase 2 clinical trial in advanced prostate cancer, and is conducting a pharmacokinetic clinical trial in brain cancer. With its tumor-targeting drug candidate INNO-206, CytRx plans to initiate Phase 2 proof-of-concept clinical trials as a treatment for soft tissue sarcomas, following an abbreviated safety trial. CytRx's pipeline also includes tamibarotene, which it is testing in patients with non-small-cell lung cancer and which is in a registration clinical trial as a treatment for acute promyelocytic leukemia (APL). For more information on the Company, visit http://www.cytrx.com.

About Orphazyme
Orphazyme develops innovative new therapies for the treatment of a family of serious genetic disorders called lysosomal storage diseases, and is based on discoveries emerging from the academic laboratory of its scientific founders: Professor Marja Jäättela and Thomas Kirkegaard Jensen from the Danish Cancer Society (Kræftens Bekæmpelse). Orphazyme is based in Copenhagen and has established collaborations with top-tier academic institutions in Europe and the United States.  For more information on Orphazyme, visit http://www.orphazyme.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve substantial risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties related to the achievement of any of the milestones for payments to CytRx under the sale agreement with Orphazyme and the commercialization by Orphazyme of any molecular chaperone technology products and the possibility that the actual payments received by CytRx under the sale agreement will differ substantially from the maximum potential payments, as well as risks and uncertainties related to the outcome, timing and results of clinical trials of CytRx’s oncology drug candidates, uncertainties regarding regulatory approvals for current and future clinical testing and the scope of the clinical testing of CytRx’s oncology drug candidates that may eventually be required by regulatory authorities, the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx's oncology drug candidates, and the other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

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